UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-24185

Date of Report: August 15, 2008

CHINA AOXING PHARMACEUTICAL COMPANY, INC.
(Exact name of registrant as specified in its charter)
Florida	65-0636168
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Wall Street, 28th Floor, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

(646) 512-5662
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03

Creation of a Direct Financial Obligation

On May 26, 2008 American Oriental Bioengineering Inc. (“AOB”) loaned 30 million Renminbi to China Aoxing Pharmaceutical Company, Inc. (“China Aoxing”) to be used to settle the bank debt of China Aoxing’s subsidiary, Hebei Aoxing Pharmaceutical Group Co., Ltd., and for working capital.  The terms of the loan were subject to negotiation.  AOB owns 37% of the outstanding common stock of China Aoxing.

On August 15, 2008 China Aoxing issued to AOB, in consideration of the loan, a Convertible Term Note dated May 26, 2008 in the principal amount of 30 million RMB (approximately $4.4 U.S Dollars).  The maturity date of the Note is May 26, 2009.  The Note bears interest at 8% per annum, payable quarterly.  China Aoxing has the option to make payments due under the Note in cash or in common stock.  If paid in common stock, the number of shares will be based on the Dollar-Renminbi exchange rate at the time of payment and a stock price of $1.35 per share.  AOB shall also be entitled to convert the principal and interest on the Note into common stock using the same formula, but only with China Aoxing’s consent or in the event of China Aoxing’s failure to make a payment when due.

Item 9.01

Financial Statements and Exhibits

Exhibits

10.1

Convertible Term Note dated May 26, 2008, issued to American Oriental Bioengineering Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Aoxing Pharmaceutical Company, Inc.

Dated:  August 19, 2008

By: /s/ Zhenjiang Yue

       Zhenjiang Yue, Chief Executive Officer